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                                                                    EXHIBIT 23.3







            INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT





We consent to the inclusion in this Registration Statement of Arcadia Resources, Inc. on Form S-1 (Amendment No. 5) (File No. 333-118557) of our report, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, dated January 23, 2004, except Note 11 which is dated February 3, 2004, with respect to our audit of the consolidated financial statements of Arcadia Resources, Inc.,(formerly known as Critical Home Care, Inc. and Subsidiaries) as of September 30, 2003 and for the year then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.


/s/ Marcum & Kliegman LLP

New York, New York
July 6, 2006